Exhibit 99.1

Cable ONE Reports Fourth Quarter and Full Year 2017 Results

March 1, 2018 – Phoenix, Arizona – (BUSINESS WIRE) – Cable One, Inc. (NYSE: CABO) (the “Company” or “Cable ONE”) today reported financial and operating results for the quarter and year ended December 31, 2017.(1)

Full year 2017 highlights:

●

Net income was $234.0 million in 2017, an increase of 131.5% year-over-year. Net income includes a $113.0 million income tax benefit as a result of the 2017 Federal tax reform legislation. Adjusted EBITDA(2) was $443.1 million, an increase of 24.0% year-over-year. Net profit margin was 24.4% and Adjusted EBITDA Margin(2) was 46.2%.

●

Net income and Adjusted EBITDA results for 2017 include eight months of NewWave Communications (“NewWave”) operations and the favorable impact of a reduction in expense of $16.3 million due to a change in accounting for capitalized labor costs effective since the first quarter of 2017.

●

Without the contribution from NewWave operations, net income would have increased 123.8% to $226.3 million and Adjusted EBITDA would have increased 10.7% to $395.5 million. In addition, net profit margin would have been 27.2% and Adjusted EBITDA margin would have been 47.5%.

●

Excluding both the NewWave operations and the capitalized labor change, net income would have increased 113.8% to $216.2 million and Adjusted EBITDA would have increased 6.1% to $379.2 million. In addition, net profit margin would have been 26.0% and Adjusted EBITDA margin would have been 45.5%.

●

Net cash provided by operating activities was $324.5 million, an increase of 26.2% year-over-year. Adjusted EBITDA less capital expenditures(2) was $263.7 million, an increase of 16.4% compared to 2016.

●	Total revenues were $960.0 million, including a $127.3 million contribution from NewWave operations, compared to $819.6 million in 2016.

●

Residential data revenues increased 20.4% and business services revenues increased 30.7% year-over-year. Excluding the contribution from NewWave operations, residential data revenues increased 7.9% and business services revenues increased 11.8% compared to the prior year.

Fourth quarter 2017 highlights:

●

Net income was $143.2 million in the fourth quarter of 2017, an increase of 484.3% year-over-year. Net income includes a $113.0 million income tax benefit as a result of the 2017 Federal tax reform legislation. Adjusted EBITDA was $117.0 million, an increase of 26.8% year-over-year. Net profit margin was 55.5% and Adjusted EBITDA margin was 45.4%.

●	Net income and Adjusted EBITDA results in the fourth quarter of 2017 include NewWave operations and the favorable impact of a reduction in expense of $3.1 million due to the capitalized labor change.

●

Without the contribution from NewWave operations, net income would have increased 472.9% to $140.3 million and Adjusted EBITDA would have increased 6.5% to $98.2 million. In addition, net profit margin would have been 66.8% and Adjusted EBITDA margin would have been 46.7%.

●

Excluding both the NewWave operations and the capitalized labor change, net income would have increased 465.1% to $138.5 million and Adjusted EBITDA would have increased 3.2% to $95.1 million. In addition, net profit margin would have been 65.9% and Adjusted EBITDA margin would have been 45.3%.

●

Net cash provided by operating activities was $104.7 million, an increase of 75.7% year-over-year. Adjusted EBITDA less capital expenditures was $66.4 million, an increase of 17.2% compared to the fourth quarter of 2016.

●	Total revenues were $257.7 million, including a $47.6 million contribution from NewWave operations, compared to $206.7 million in the fourth quarter of 2016.

●

Residential data revenues increased 27.2% and business services revenues increased 37.2% year-over-year. Excluding the contribution from NewWave operations, residential data revenues increased 8.6% and business services revenues increased 9.9% compared to the fourth quarter of 2016.

(1) Comparative historical financial results have been revised. Refer to the section of this press release entitled “Revision to Previously Issued Financial Statements” for further discussion.

(2) Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are defined in the section of this press release entitled “Use of Non-GAAP Financial Metrics.” Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, Adjusted EBITDA margin is reconciled to net profit margin and Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities. Refer to the “Reconciliations of Non-GAAP Measures” tables within this press release.

Full Year 2017 Financial Results Compared to Full Year 2016

Revenues increased $140.4 million, or 17.1%, to $960.0 million for 2017 due primarily to $127.3 million in revenues attributable to eight months of NewWave operations. For 2017 and 2016, residential data revenues comprised 43.2% and 42.0% of total revenues and business services revenues comprised 13.7% and 12.2% of total revenues, respectively. Excluding the $127.3 million contribution from NewWave operations in 2017, revenues increased $13.1 million from $819.6 million in the prior year.

Operating expenses (excluding depreciation and amortization) were $337.0 million in 2017 and increased $40.5 million, or 13.6%, compared to 2016. Operating expenses as a percentage of revenues were 35.1% for 2017 compared to 36.2% for 2016. Additional operating expenses attributable to the NewWave operations were $63.1 million for 2017. This increase was partially offset by a $12.7 million decrease in labor costs associated with the capitalized labor change, a $3.8 million decrease in programming costs resulting from fewer video subscribers, a $3.1 million decrease in backbone and internet connectivity fees, a $1.3 million decrease in insurance costs and a $1.0 million decrease in repair and maintenance costs. Excluding the impact of NewWave operations, operating expenses would have been $273.9 million in 2017, a decrease of $22.7 million, or 7.6%. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 32.9% in 2017 compared to 36.2% in 2016.

Selling, general and administrative expenses increased $20.8 million, or 11.3%, to $204.8 million for 2017. Selling, general and administrative expenses as a percentage of revenues were 21.3% and 22.5% for 2017 and 2016, respectively. Additional selling, general and administrative expenses attributable to the NewWave operations were $16.6 million for 2017. Increases in severance costs of $4.4 million, deferred compensation expenses of $2.4 million and software maintenance costs of $2.1 million were partially offset by a $3.6 million decrease in labor costs associated with the capitalized labor change and a $1.8 million decrease in employee incentive costs. Excluding incremental expenses associated with the NewWave operations, selling, general and administrative expenses would have increased $4.2 million, or 2.2%, to $188.2 million for 2017. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 22.6% in 2017 compared to 22.5% in 2016.

Depreciation and amortization increased $33.8 million, or 22.8%, to $181.6 million for 2017 including $32.2 million attributable to NewWave operations. The increase was due primarily to new assets placed in service in 2017 and 2016, including property, plant and equipment and amortizable intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated during those periods. As a percentage of revenues, depreciation and amortization expense was 18.9% for 2017 compared to 18.0% for 2016.

Interest expense increased $16.6 million, or 55.1%, due primarily to additional outstanding debt that was incurred in 2017 to finance the NewWave acquisition.

Net income increased $132.9 million, or 131.5%, to $234.0 million in 2017 compared to $101.1 million in the prior year, which includes an income tax benefit of $113.0 million resulting from the enactment of Federal tax reform legislation in December 2017. Excluding the NewWave operations, net income would have increased 123.8% to $226.3 million in 2017. Without both the NewWave operations and the capitalized labor change, net income would have increased 113.8% to $216.2 million in 2017. Excluding the NewWave operations, the capitalized labor change and the adverse Hurricane Harvey impact, net income would have increased 115.9% to $218.2 million in 2017.

Adjusted EBITDA was $443.1 million and $357.4 million for 2017 and 2016, respectively. Adjusted EBITDA growth of 24.0% in 2017 includes the positive impact of the NewWave operations and the capitalized labor change. Without the contribution from NewWave operations, Adjusted EBITDA would have been $395.5 million and Adjusted EBITDA growth would have been 10.7% for 2017. Excluding both the NewWave operations and the capitalized labor change, Adjusted EBITDA would have been $379.2 million and Adjusted EBITDA growth would have been 6.1%. Excluding the NewWave operations, the capitalized labor change and the adverse Hurricane Harvey impact, Adjusted EBITDA would have been $381.1 million and Adjusted EBITDA growth would have been 6.6%.

Capital expenditures totaled $179.4 million and $130.8 million for 2017 and 2016, respectively. Adjusted EBITDA less capital expenditures for 2017 was $263.7 million, an increase of $37.2 million, or 16.4%, from the prior year. Excluding NewWave operations, capital expenditures would have been $149.1 million. Excluding both the NewWave operations and the capitalized labor change, capital expenditures would have been $132.8 million.

Fourth Quarter 2017 Financial Results Compared to Fourth Quarter 2016

Revenues increased $51.0 million, or 24.7%, to $257.7 million for the fourth quarter of 2017 due primarily to $47.6 million in revenues attributable to the NewWave operations. For the fourth quarter of 2017 and 2016, residential data revenues comprised 43.4% and 42.5% of total revenues and business services revenues comprised 14.2% and 12.9% of total revenues, respectively. Excluding the $47.6 million contribution from NewWave operations in the fourth quarter of 2017, revenues increased to $210.1 million from $206.7 million in the prior year quarter.

Operating expenses (excluding depreciation and amortization) were $92.2 million in the fourth quarter of 2017 and increased $19.6 million, or 27.0%, compared to the fourth quarter of 2016. Operating expenses as a percentage of revenues were 35.8% for the fourth quarter of 2017 compared to 35.1% for the year-ago quarter. Additional operating expenses attributable to the NewWave operations were $22.9 million for the fourth quarter of 2017. This increase was partially offset by a $3.0 million decrease in labor costs associated with the capitalized labor change and a $0.7 million decrease in backbone and internet connectivity fees. Excluding the impact of NewWave operations, operating expenses would have been $69.3 million in the fourth quarter of 2017, a decrease of $3.3 million, or 4.5% compared to the fourth quarter of 2016. Operating expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 33.0% in the fourth quarter of 2017 compared to 35.1% in the fourth quarter of 2016.

Selling, general and administrative expenses increased $8.1 million, or 17.1%, to $55.4 million for the fourth quarter of 2017. Selling, general and administrative expenses as a percentage of revenues were 21.5% and 22.9% for the fourth quarter of 2017 and 2016, respectively. Additional selling, general and administrative expenses attributable to the NewWave operations were $5.9 million for the fourth quarter of 2017. Medical insurance costs increased $1.6 million, driven mainly by favorable results in the fourth quarter of 2016, and severance costs increased $1.5 million. These increases were partially offset by lower acquisition-related costs of $1.0 million resulting from the completion of the NewWave acquisition. Excluding incremental expenses associated with the NewWave operations, selling, general and administrative expenses would have increased $2.2 million, or 4.6%, to $49.5 million. Selling, general and administrative expenses as a percentage of revenues, excluding the impact of the NewWave operations, would have been 23.5% in the fourth quarter of 2017 compared to 22.9% in the fourth quarter of 2016.

Depreciation and amortization increased $8.4 million, or 21.4%, to $47.3 million for the fourth quarter of 2017 including $12.1 million attributable to the NewWave operations. The increase was due primarily to new assets placed in service since the fourth quarter of 2016, including property, plant and equipment and amortized intangible assets acquired as part of the NewWave acquisition, partially offset by assets that became fully depreciated since the fourth quarter of 2016. As a percentage of revenues, depreciation and amortization expense was 18.4% for the fourth quarter of 2017 compared to 18.9% for the fourth quarter of 2016.

Interest expense increased $5.9 million, or 77.3%, to $13.5 million for the fourth quarter of 2017 due primarily to additional outstanding debt that was incurred in 2017 to finance the NewWave acquisition.

Net income increased $118.7 million, or 484.3%, to $143.2 million in the fourth quarter of 2017 compared to $24.5 million in the prior year quarter, which includes an income tax benefit of $113.0 million resulting from the enactment of Federal tax reform legislation in December 2017. Excluding the impact of NewWave operations, net income would have increased 472.9% to $140.3 million. Without both the NewWave operations and the capitalized labor change, net income would have increased 465.1% to $138.5 million for the fourth quarter of 2017.

Adjusted EBITDA was $117.0 million and $92.2 million for the fourth quarter of 2017 and 2016, respectively. Adjusted EBITDA growth of 26.8% in the fourth quarter of 2017 includes the positive impact of the NewWave operations and the capitalized labor change. Without the contribution from NewWave operations, Adjusted EBITDA would have been $98.2 million and Adjusted EBITDA growth would have been 6.5% for the fourth quarter of 2017. Excluding both the NewWave operations and the capitalized labor change, Adjusted EBITDA would have been $95.1 million and Adjusted EBITDA growth would have been 3.2%.

Capital expenditures totaled $50.5 million and $35.5 million for the fourth quarter of 2017 and 2016, respectively. Adjusted EBITDA less capital expenditures for the fourth quarter of 2017 was $66.4 million, an increase of $9.7 million, or 17.2%, from the prior year quarter. Excluding NewWave operations, capital expenditures would have been $39.3 million. Excluding both the NewWave operations and the capitalized labor change, capital expenditures would have been $36.3 million.

Liquidity and Capital Resources

At December 31, 2017, the Company had $161.8 million of cash and cash equivalents on hand, compared to $138.0 million at December 31, 2016. The Company’s debt balance, excluding the effect of unamortized debt issuance costs, was $1.2 billion at December 31, 2017 and $545.3 million at December 31, 2016. The increase in the Company’s debt balance was primarily due to the $750 million of term loans incurred in connection with the NewWave acquisition, of which $744.4 million was outstanding at December 31, 2017. The Company also had $196.9 million available for borrowing under its revolving credit facility as of December 31, 2017. As a result of the 2017 Federal tax reform legislation, the Company expects to realize approximately $38 million to $42 million of cash tax savings in 2018.

Revision to Previously Issued Financial Statements

Commencing in the first quarter of 2017, the Company changed its accounting for the capitalization of certain internal labor and related costs associated with construction and customer installation activities. The Company initially classified the change as a change in accounting estimate. During the fourth quarter of 2017, the Company determined that a portion of what had previously been reflected as a change in estimate should have been categorized as a change in accounting principle and accounted for prospectively upon adoption given that it was impracticable to apply retrospectively. In addition, the Company identified an error associated with its historical accounting for certain categories of internal labor and related costs, which resulted in an undercapitalization of labor costs in its previously issued financial statements. Although the Company has determined such error to be immaterial to its previously issued financial statements, the cumulative effect of the error would be material if corrected in the current year. Therefore, the Company has revised its historical financial statements to properly reflect the impact of the labor capitalization, including the related impact to depreciation expense and income tax. In connection with this revision, the Company also included other immaterial adjustments for 2016. The financial results included in this press release reflect the impact of the revision. Refer to various tables for reconciliations between previously reported and revised amounts for the years ended December 31, 2016 and 2015 and for the quarters ended March 31, 2017 and 2016, June 30, 2017 and 2016, September 30, 2017 and 2016, and December 31, 2016. Additional information regarding the revision will be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017.

Conference Call

Cable ONE will host a conference call with the financial community to discuss results for the fourth quarter and full year 2017 on Thursday, March 1, 2018, at 11 a.m. Eastern Time (ET).

Shareholders, analysts and other interested parties may register for the conference in advance at http://dpregister.com/10116517. Those unable to pre-register may join the call via the live audio webcast on the Cable ONE Investor Relations website or by dialing

1-844-378-6483

(Canada: 1-855-669-9657/International: 1-412-542-4178) shortly before 11 a.m. ET.

A replay of the call will be available from Thursday, March 1, 2018, until Thursday, March 15, 2018, on the Cable ONE Investor Relations website.

Additional Information Available on Website

The information in this press release should be read in conjunction with the financial statements and footnotes contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017, which will be posted on the “SEC Filings” section of the Cable ONE Investor Relations website at ir.cableone.net when it is filed with the U.S. Securities and Exchange Commission (the “SEC”). Investors and others interested in more information about Cable ONE should consult our website, which is regularly updated with financial and other important information about the Company.

Use of Non-GAAP Financial Metrics

The Company uses certain measures that are not defined by generally accepted accounting principles in the United States (“GAAP”) to evaluate various aspects of its business. Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures are non-GAAP financial measures and should be considered in addition to, not as superior to, or as a substitute for, net income, net profit margin or net cash provided by operating activities reported in accordance with GAAP. Adjusted EBITDA and Adjusted EBITDA less capital expenditures are reconciled to net income, and Adjusted EBITDA margin is reconciled to net profit margin, in the “Reconciliations of Non-GAAP Measures” tables within this press release. Adjusted EBITDA less capital expenditures is also reconciled to net cash provided by operating activities in the “Reconciliations of Non-GAAP Measures” tables within this press release.

“Adjusted EBITDA” is defined as net income plus interest expense, income tax provision (benefit), depreciation and amortization, equity-based compensation expense, severance expense, (gain) loss on deferred compensation, acquisition-related costs, (gain) loss on disposal of assets, other (income) expense, net, and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release. As such, it eliminates the significant non-cash depreciation and amortization expense that results from the capital-intensive nature of the Company’s business as well as other non-cash or special items and is unaffected by the Company’s capital structure or investment activities. This measure is limited in that it does not reflect the periodic costs of certain capitalized tangible and intangible assets used in generating revenues and the Company’s cash cost of debt financing. These costs are evaluated through other financial measures.

“Adjusted EBITDA margin” is defined as Adjusted EBITDA divided by total revenues.

“Adjusted EBITDA less capital expenditures,” when used as a liquidity measure, is calculated as net cash provided by operating activities excluding the impact of capital expenditures, interest expense, income tax provision (benefit), changes in operating assets and liabilities, deferred income taxes and other unusual operating expenses, as provided in the “Reconciliations of Non-GAAP Measures” tables within this press release.

The Company uses Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures to assess its performance, and it also uses Adjusted EBITDA less capital expenditures as an indicator of its ability to fund operations and make additional investments with internally-generated funds. In addition, Adjusted EBITDA generally correlates to the measure used in the leverage ratio calculation under the Company’s credit facilities and outstanding 5.75% senior unsecured notes due 2022 to determine compliance with the covenants contained in the facilities and ability to take certain actions under the indenture governing the notes. For the purpose of calculating compliance with the leverage ratio covenants in the Company’s debt instruments, the Company uses a measure similar to Adjusted EBITDA, as presented. Adjusted EBITDA and capital expenditures are also significant performance measures used by the Company in its annual incentive compensation program. Adjusted EBITDA does not take into account cash used for mandatory debt service requirements or other non-discretionary expenditures, and thus does not represent residual funds available for discretionary uses.

The Company believes Adjusted EBITDA and Adjusted EBITDA margin are useful to investors in evaluating the operating performance of the Company. The Company believes that Adjusted EBITDA less capital expenditures is useful to investors as it shows the Company’s performance while taking into account cash outflows for capital expenditures and is one of several indicators of the Company’s ability to service debt, make investments and/or return capital to its shareholders.

Adjusted EBITDA, Adjusted EBITDA margin, Adjusted EBITDA less capital expenditures and similar measures with similar titles are common measures used by investors, analysts and peers to compare performance in the Company’s industry, although the Company’s measures of Adjusted EBITDA, Adjusted EBITDA margin and Adjusted EBITDA less capital expenditures may not be directly comparable to similarly titled measures reported by other companies.

About Cable ONE

Cable One, Inc. (NYSE: CABO) is among the 10 largest cable companies in the United States and a leading broadband communications provider. Serving nearly 800,000 residential and business customers in 21 states, Cable ONE provides consumers with a wide array of communications and entertainment services, including high-speed internet and advanced Wi-Fi solutions, cable television and phone service. Cable ONE Business provides scalable and cost-effective products for businesses ranging in size from small to mid-market, in addition to enterprise, wholesale and carrier customers.

Contacts:

Trish Niemann	Kevin Coyle
Corporate Communications Director	Chief Financial Officer
602-364-6372	602-364-6505

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This communication contains “forward-looking statements” that involve risks and uncertainties. These statements can be identified by the fact that they do not relate strictly to historical or current facts, but rather are based on current expectations, estimates, assumptions and projections about the cable industry and our business and financial results. Forward-looking statements often include words such as “will,” “should,” “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes” and words and terms of similar substance in connection with discussions of future operating or financial performance. As with any projection or forecast, forward-looking statements are inherently susceptible to uncertainty and changes in circumstances. Our actual results may vary materially from those expressed or implied in our forward-looking statements. Accordingly, undue reliance should not be placed on any forward-looking statement made by us or on our behalf. Important factors that could cause our actual results to differ materially from those in our forward-looking statements include government regulation, economic, strategic, political and social conditions and the following factors:

●	the effect of our acquisition of NewWave on our ability to retain and hire key personnel and to maintain relationships with customers, suppliers and other business partners;
●	the potential diversion of senior management’s attention from our ongoing operations due to the acquisition of NewWave;
●	uncertainties as to our ability and the amount of time necessary to realize the expected synergies and other benefits of the acquisition of NewWave;
●	our ability to integrate NewWave’s operations into our own in an efficient and effective manner;
●	rising levels of competition from historical and new entrants in our markets;
●	recent and future changes in technology;
●	our ability to continue to grow our business services product;
●	increases in programming costs and retransmission fees;
●	our ability to obtain hardware, software and operational support from vendors;
●	the effects of any new significant acquisitions by us;
●	adverse economic conditions;
●	the integrity and security of our network and information systems;
●	the impact of possible security breaches and other disruptions, including cyber-attacks;
●	changing and additional regulation of our data, video and voice services, including legislative and regulatory efforts to impose new legal requirements on our data services;
●	changes in broadcast carriage regulations;
●	our ability to renew cable system franchises;
●	increases in pole attachment costs;
●	the potential adverse effect of our indebtedness on our business, financial condition or results of operations and cash flows;
●	the possibility that interest rates will rise, causing our obligations to service our variable rate indebtedness to increase significantly;
●	the failure to meet earnings expectations;
●	the adequacy of our risk management framework;
●	changes in tax and other laws and regulations;
●	changes in our estimates of the impact of the 2017 Federal tax reform legislation;
●	changes in GAAP or other applicable accounting policies; and
●	the other risks and uncertainties detailed in the section titled “Risk Factors” in our latest Annual Report on Form 10-K as filed with the SEC.

Any forward-looking statements made by us in this communication speak only as of the date on which they are made. We are under no obligation, and expressly disclaim any obligation, to update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Year Ended December 31,
(dollars in thousands, except per share and share data)	2017	2016	$ Change	% Change
Revenues
Residential data	$414,525	$344,184	$70,341	20.4%
Residential video	332,536	294,781	37,755	12.8%
Residential voice	43,733	42,949	784	1.8%
Business services	131,155	100,311	30,844	30.7%
Advertising sales	24,824	27,496	(2,672)	(9.7)%
Other	13,256	9,904	3,352	33.8%
Total Revenues	960,029	819,625	140,404	17.1%
Costs and Expenses
Operating (excluding depreciation and amortization)	337,040	296,577	40,463	13.6%
Selling, general and administrative	204,799	184,024	20,775	11.3%
Depreciation and amortization	181,619	147,839	33,780	22.8%
(Gain) loss on disposal of assets	574	2,821	(2,247)	(79.7)%
Total operating costs and expenses	724,032	631,261	92,771	14.7%
Income from operations	235,997	188,364	47,633	25.3%
Interest expense	(46,864)	(30,221)	(16,643)	55.1%
Other income (expense), net	668	5,121	(4,453)	(87.0)%
Income before income taxes	189,801	163,264	26,537	16.3%
Income tax provision (benefit)	(44,227)	62,162	(106,389)	(171.1)%
Net income	$234,028	$101,102	$132,926	131.5%

Other comprehensive gain (loss), net of tax	94	111	(17)	(15.3)%
Comprehensive income	$234,122	$101,213	$132,909	131.3%

Net income per common share:
Basic	$41.20	$17.60	$23.60	134.1%
Diluted	$40.72	$17.52	$23.20	132.4%
Weighted average common shares outstanding:
Basic	5,680,073	5,743,568
Diluted	5,747,037	5,770,960

CABLE ONE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands, except per share and share data)	2017	2016	$ Change	% Change
Revenues
Residential data	$111,829	$87,916	$23,913	27.2%
Residential video	86,608	72,071	14,537	20.2%
Residential voice	11,184	10,216	968	9.5%
Business services	36,482	26,587	9,895	37.2%
Advertising sales	7,348	7,417	(69)	(0.9)%
Other	4,263	2,520	1,743	69.2%
Total Revenues	257,714	206,727	50,987	24.7%
Costs and Expenses
Operating (excluding depreciation and amortization)	92,213	72,628	19,585	27.0%
Selling, general and administrative	55,381	47,285	8,096	17.1%
Depreciation and amortization	47,350	38,993	8,357	21.4%
(Gain) loss on disposal of assets	3,752	1,195	2,557	214.0%
Total operating costs and expenses	198,696	160,101	38,595	24.1%
Income from operations	59,018	46,626	12,392	26.6%
Interest expense	(13,457)	(7,588)	(5,869)	77.3%
Other income (expense), net	425	99	326	NM
Income before income taxes	45,986	39,137	6,849	17.5%
Income tax provision (benefit)	(97,167)	14,638	(111,805)	NM
Net income	$143,153	$24,499	$118,654	NM

Other comprehensive gain (loss), net of tax	89	29	60	206.9%
Comprehensive income	$143,242	$24,528	$118,714	NM

Net income per common share:
Basic	$25.18	$4.29	$20.89	NM
Diluted	$24.89	$4.25	$20.64	NM
Weighted average common shares outstanding:
Basic	5,684,785	5,714,862
Diluted	5,750,420	5,760,834

NM  =  Not meaningful.

CABLE ONE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(in thousands, except par value and share data)	December 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$161,752	$138,040
Accounts receivable, net	51,141	33,049
Income tax receivable	21,331	4,547
Prepaid assets	8,160	10,824
Total Current Assets	242,384	186,460
Property, plant and equipment, net	831,892	642,915
Intangibles, net	965,745	497,480
Goodwill	172,129	84,928
Other assets	6,179	9,306
Total Assets	$2,218,329	$1,421,089

Liabilities and Stockholders' Equity
Current Liabilities:
Accounts payable and accrued liabilities	$117,963	$82,703
Deferred revenue	38,266	22,190
Long-term debt – current portion	14,375	6,250
Total Current Liabilities	170,604	111,143
Long-term debt	1,160,682	530,886
Deferred income taxes	205,636	285,349
Accrued compensation and other liabilities	9,991	24,434
Total Liabilities	1,546,913	951,812

Stockholders' Equity
Preferred stock ($0.01 par value; 4,000,000 shares authorized; none issued or outstanding)	-	-
Common stock ($0.01 par value; 40,000,000 shares authorized; 5,887,899 shares issued; and 5,731,442 and 5,708,223 shares outstanding as of December 31, 2017 and 2016, respectively)	60	59
Additional paid-in capital	28,412	17,669
Retained earnings	723,354	526,542
Accumulated other comprehensive loss	(352)	(446)
Treasury stock, at cost (156,457 and 179,676 shares held as of December 31, 2017 and 2016, respectively)	(80,058)	(74,547)
Total Stockholders' Equity	671,416	469,277
Total Liabilities and Stockholders' Equity	$2,218,329	$1,421,089

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Year Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Net income (1)	$234,028	$101,102	$132,926	131.5%

Net profit margin	24.4%	12.3%

Plus: Interest expense	46,864	30,221	16,643	55.1%
Income tax provision (benefit)	(44,227)	62,162	(106,389)	(171.1)%
Depreciation and amortization	181,619	147,839	33,780	22.8%
Equity-based compensation expense	10,743	12,298	(1,555)	(12.6)%
Severance expense	5,461	1,012	4,449	NM
(Gain) loss on deferred compensation	2,753	312	2,441	NM
Acquisition-related costs	5,942	4,719	1,223	25.9%
(Gain) loss on disposal of assets	574	2,821	(2,247)	(79.7)%
Other (income) expense, net	(668)	(5,121)	4,453	(87.0)%
Adjusted EBITDA (1)	$443,089	$357,365	$85,724	24.0%

Adjusted EBITDA margin	46.2%	43.6%

Less: Capital expenditures (1)	179,363	130,824	48,539	37.1%
Adjusted EBITDA less capital expenditures	$263,726	$226,541	$37,185	16.4%

NM  =  Not meaningful.

(1)

Net income, Adjusted EBITDA and capital expenditures results for 2017 include eight months of NewWave operations. Net income and Adjusted EBITDA for 2017 include the favorable impact of a reduction in expense, and capital expenditures include the unfavorable impact in additional expenditures, of $16.3 million due to the capitalized labor change. Without the contribution from NewWave operations, net income for 2017 would have increased 123.8% to $226.3 million, Adjusted EBITDA would have increased 10.7% to $395.5 million and capital expenditures would have been $149.1 million. Excluding both the NewWave operations and the capitalized labor change, net income for 2017 would have increased 113.8% to $216.2 million, Adjusted EBITDA would have increased 6.1% to $379.2 million and capital expenditures would have been $132.8 million.

	Year Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Net cash provided by operating activities	$324,486	$257,121	$67,365	26.2%
Capital expenditures	(179,363)	(130,824)	(48,539)	37.1%
Interest expense	46,864	30,221	16,643	55.1%
Amortization of debt issuance costs	(3,174)	(1,642)	(1,532)	93.3%
Income tax provision (benefit)	(44,227)	62,162	(106,389)	(171.1)%
Changes in operating assets and liabilities	19,908	2,573	17,335	NM
Deferred income taxes	86,357	1,090	85,267	NM
(Gain) loss on deferred compensation	2,753	312	2,441	NM
Acquisition-related costs	5,942	4,719	1,223	25.9%
Excess income tax benefits for equity-based compensation activities	-	822	(822)	(100.0)%
Severance expense	5,461	1,012	4,449	NM
Gain on sale of cable system	-	4,096	(4,096)	(100.0)%
Write-off of debt issuance costs	(613)	-	(613)	NM
Other (income) expense, net	(668)	(5,121)	4,453	(87.0)%
Adjusted EBITDA less capital expenditures	$263,726	$226,541	$37,185	16.4%

NM  =  Not meaningful.

CABLE ONE, INC.
RECONCILIATIONS OF NON-GAAP MEASURES
(Unaudited)

	Three Months Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Net income (1)	$143,153	$24,499	$118,654	NM

Net profit margin	55.5%	11.9%

Plus: Interest expense	13,457	7,588	5,869	77.3%
Income tax provision (benefit)	(97,167)	14,638	(111,805)	NM
Depreciation and amortization	47,350	38,993	8,357	21.4%
Equity-based compensation expense	2,822	2,645	177	6.7%
Severance expense	2,512	1,012	1,500	148.2%
(Gain) loss on deferred compensation	839	74	765	NM
Acquisition-related costs	662	1,663	(1,001)	(60.2)%
(Gain) loss on disposal of assets	3,752	1,195	2,557	214.0%
Other (income) expense, net	(425)	(99)	(326)	NM
Adjusted EBITDA (1)	$116,955	$92,208	$24,747	26.8%

Adjusted EBITDA margin	45.4%	44.6%

Less: Capital expenditures (1)	50,533	35,514	15,019	42.3%
Adjusted EBITDA less capital expenditures	$66,422	$56,694	$9,728	17.2%

NM  =  Not meaningful.

(1)

Net income, Adjusted EBITDA and capital expenditures results for the fourth quarter of 2017 include NewWave operations. Net income and Adjusted EBITDA for the fourth quarter of 2017 include the favorable impact of a reduction in expense, and capital expenditures include the unfavorable impact in additional expenditures, of $3.1 million due to the capitalized labor change. Without the contribution from NewWave operations, net income for the fourth quarter of 2017 would have increased 472.9% to $140.3 million, Adjusted EBITDA would have increased 6.5% to $98.2 million and capital expenditures would have been $39.3 million. Excluding both the NewWave operations and the capitalized labor change, net income for the fourth quarter of 2017 would have increased 465.1% to $138.5 million, Adjusted EBITDA would have increased 3.2% to $95.1 million and capital expenditures would have been $36.3 million.

	Three Months Ended December 31,
(dollars in thousands)	2017	2016	$ Change	% Change
Net cash provided by operating activities	$104,697	$59,583	$45,114	75.7%
Capital expenditures	(50,533)	(35,514)	(15,019)	42.3%
Interest expense	13,457	7,588	5,869	77.3%
Amortization of debt issuance costs	(991)	(409)	(582)	142.3%
Income tax provision (benefit)	(97,167)	14,638	(111,805)	NM
Changes in operating assets and liabilities	(2,804)	6,507	(9,311)	(143.1)%
Deferred income taxes	96,175	898	95,277	NM
(Gain) loss on deferred compensation	839	74	765	NM
Acquisition-related costs	662	1,663	(1,001)	(60.2)%
Excess income tax benefits for equity-based compensation activities	-	822	(822)	(100.0)%
Severance expense	2,512	1,012	1,500	148.2%
Gain on sale of cable system	-	(69)	69	(100.0)%
Other (income) expense, net	(425)	(99)	(326)	NM
Adjusted EBITDA less capital expenditures	$66,422	$56,694	$9,728	17.2%

NM  =  Not meaningful.

CABLE ONE, INC.
OPERATING STATISTICS
(Unaudited)

	As of December 31,				Year-Over-Year
	2017			2016	% Change
	Legacy CABO	NewWave	Combined	Legacy CABO	Legacy CABO	Combined
Homes Passed	1,694,886	450,691	2,145,577	1,669,614	1.5%	28.5%

Total Customers	651,243	146,294	797,537	657,222	(0.9)%	21.3%
Non-video	367,987	67,100	435,087	336,419	9.4%	29.3%
Percent of total	56.5%	45.9%	54.6%	51.2%

Residential Customers	595,886	135,125	731,011	605,699	(1.6)%	20.7%

Data PSUs	476,046	108,808	584,854	469,053	1.5%	24.7%
Video PSUs	270,003	76,709	346,712	306,563	(11.9)%	13.1%
Voice PSUs	88,424	21,589	110,013	97,724	(9.5)%	12.6%
Total residential PSUs	834,473	207,106	1,041,579	873,340	(4.5)%	19.3%

Business Customers	55,357	11,169	66,526	51,523	7.4%	29.1%

Data PSUs	48,889	9,410	58,299	44,855	9.0%	30.0%
Video PSUs	12,998	4,178	17,176	13,683	(5.0)%	25.5%
Voice PSUs	20,028	4,840	24,868	18,087	10.7%	37.5%
Total business PSUs	81,915	18,428	100,343	76,625	6.9%	31.0%

Penetration
Data	31.0%	26.2%	30.0%	30.8%	0.2%	(0.8)%
Video	16.7%	17.9%	17.0%	19.2%	(2.5)%	(2.2)%
Voice	6.4%	5.9%	6.3%	6.9%	(0.5)%	(0.6)%

Share of Fourth Quarter Revenues
Residential data	45.4%	34.5%	43.4%	42.5%	2.9%	0.9%
Business services	13.9%	15.3%	14.2%	12.9%	1.0%	1.3%
Total	59.3%	49.8%	57.6%	55.4%	3.9%	2.2%

ARPU - Fourth Quarter
Residential data (1)	$67.14	$49.95	$63.92	$62.64	7.2%	2.0%
Residential video (1)	$81.93	$84.10	$82.42	$77.23	6.1%	6.7%
Residential voice (1)	$33.33	$35.17	$33.69	$34.36	(3.0)%	(1.9)%
Business services (2)	$178.23	$217.64	$184.90	$173.41	2.8%	6.6%

Number of Employees	1,802	508	2,310	1,877	(4.0)%	23.1%

(1)	Average monthly per unit values represent the applicable residential service revenues divided by the corresponding average of the number of PSUs at the beginning and end of each period.
(2)	Average monthly per unit values represent business services revenues divided by the average of the number of business customer relationships at the beginning and end of each period.

CABLE ONE, INC.
REVISION TO PREVIOUSLY ISSUED ANNUAL FINANCIAL STATEMENTS
(Unaudited)

	As of and for the Year Ended December 31, 2016
(in thousands, except per share data)	As Reported	Adjustment	As Revised
Consolidated Balance Sheet Information
Accounts receivable, net	$32,526	$523	$33,049
Property, plant and equipment, net	619,621	23,294	642,915
Total Assets	1,397,271	23,818	1,421,089
Deferred income taxes	276,297	9,052	285,349
Total Liabilities	942,760	9,052	951,812
Retained earnings	511,776	14,766	526,542
Total Stockholders’ Equity	$454,511	$14,766	$469,277
Consolidated Statement of Operations and Comprehensive Income Information
Costs and Expenses
Operating (excluding depreciation and amortization)	$301,617	$(5,040)	$296,577
Selling, general and administrative	184,797	(773)	184,024
Depreciation and amortization	142,183	5,656	147,839
Total operating costs and expenses	631,418	(157)	631,261
Income from operations	188,207	157	188,364
Income before income taxes	163,107	157	163,264
Income tax provision (benefit)	64,168	(2,006)	62,162
Net income	$98,939	$2,163	$101,102
Comprehensive income	$99,050	$2,163	$101,213
Net income per common share:
Basic	$17.23	$0.37	$17.60
Diluted	$17.14	$0.38	$17.52
Consolidated Statement of Cash Flows Information
Net cash provided by operating activities	$251,831	$5,290	$257,121
Net cash used in investing activities	$(136,317)	$(5,290)	$(141,607)

	For the Year Ended December 31, 2015
	As Reported	Adjustment	As Revised
Consolidated Statement of Operations and Comprehensive Income Information
Costs and Expenses
Operating (excluding depreciation and amortization)	$310,323	$(5,486)	$304,837
Selling, general and administrative	193,964	(217)	193,747
Depreciation and amortization	140,635	3,868	144,503
Total operating costs and expenses	645,524	(1,835)	643,689
Income from operations	161,742	1,835	163,577
Income before income taxes	145,420	1,835	147,255
Income tax provision (benefit)	56,387	(954)	55,433
Net income	$89,033	$2,789	$91,822
Comprehensive income	$88,476	$2,789	$91,265
Net income per common share:
Basic	$15.21	$0.48	$15.69
Diluted	$15.19	$0.48	$15.67
Consolidated Statement of Cash Flows Information
Net cash provided by operating activities	$246,413	$5,703	$252,116
Net cash used in investing activities	$(155,225)	$(5,703)	$(160,928)

CABLE ONE, INC.
REVISION TO PREVIOUSLY ISSUED 2017 QUARTERLY FINANCIAL STATEMENTS
(Unaudited)

	Quarter Ended March 31, 2017
(in thousands, except per share data)	As Reported	Adjustment	As Revised
Revenues	$207,427	$-	$207,427
Operating costs and expenses	147,074	1,655	148,729
Income from operations	60,353	(1,655)	58,698
Net income	33,215	(1,026)	32,189

Net income per common share:
Basic	$5.86	$(0.18)	$5.68
Diluted	$5.80	$(0.18)	$5.62

	Quarter Ended June 30, 2017
	As Reported	Adjustment	As Revised
Revenues	$241,042	$-	$241,042
Operating costs and expenses	182,395	1,132	183,527
Income from operations	58,647	(1,132)	57,515
Net income	28,576	(702)	27,874

Net income per common share:
Basic	$5.03	$(0.12)	$4.91
Diluted	$4.97	$(0.12)	$4.85

	Quarter Ended September 30, 2017
	As Reported	Adjustment	As Revised
Revenues	$253,846	$-	$253,846
Operating costs and expenses	191,948	1,132	193,080
Income from operations	61,898	(1,132)	60,766
Net income	31,514	(702)	30,812

Net income per common share:
Basic	$5.55	$(0.12)	$5.43
Diluted	$5.48	$(0.12)	$5.36

CABLE ONE, INC.
REVISION TO PREVIOUSLY ISSUED 2016 QUARTERLY FINANCIAL STATEMENTS
(Unaudited)

	Quarter Ended March 31, 2016
(in thousands, except per share data)	As Reported	Adjustment	As Revised
Revenues	$202,805	$-	$202,805
Operating costs and expenses	155,422	(1,274)	154,148
Income from operations	47,383	1,274	48,657
Net income	27,044	(1,256)	25,788

Net income per common share:
Basic	$4.67	$(0.22)	$4.45
Diluted	$4.65	$(0.21)	$4.44

	Quarter Ended June 30, 2016
	As Reported	Adjustment	As Revised
Revenues	$204,557	$-	$204,557
Operating costs and expenses	154,000	419	154,419
Income from operations	50,557	(419)	50,138
Net income	26,633	(260)	26,373

Net income per common share:
Basic	$4.64	$(0.05)	$4.59
Diluted	$4.62	$(0.05)	$4.57

	Quarter Ended September 30, 2016
	As Reported	Adjustment	As Revised
Revenues	$205,536	$-	$205,536
Operating costs and expenses	161,716	878	162,594
Income from operations	43,820	(878)	42,942
Net income	20,874	3,567	24,441

Net income per common share:
Basic	$3.65	$0.62	$4.27
Diluted	$3.63	$0.62	$4.25

	Quarter Ended December 31, 2016
	As Reported	Adjustment	As Revised
Revenues	$206,727	$-	$206,727
Operating costs and expenses	160,280	(179)	160,101
Income from operations	46,447	179	46,626
Net income	24,388	111	24,499

Net income per common share:
Basic	$4.27	$0.02	$4.29
Diluted	$4.23	$0.02	$4.25

CABLE ONE, INC.
REVISION TO 2016 RECONCILIATION OF NON-GAAP MEASURES
(Unaudited)

	For the Year Ended December 31, 2016
(in thousands)	As Reported	Adjustment	As Revised
Net income	$98,939	$2,163	$101,102
Income tax provision (benefit)	64,168	(2,006)	62,162
Depreciation and amortization	142,183	5,656	147,839
Adjusted EBITDA	$351,552	$5,813	$357,365